[KNOLLL CAPITAL MANAGEMENT LETTERHEAD]

November 14, 1996


Phillip F. Whalen, Jr.
Post Office Box 7507
Menlo Park, California 94026-7507

Dear Phillip:

     I would like to extend an offer to you to join Thinking Tools Inc. as President, Chief Executive Officer (CEO) and Director reporting to the Board of Directors.

     Your compensation will include:

[bullet] a salary of $175,000 per year plus a bonus (a minimum of $75,000 if you meet your target) to be determined by the compensation committee of the Board once your formal business plan for 1997 has been approved

[bullet] the benefits available to all other employees of Thinking Tools

[bullet] an option under the company's ISO plan to purchase 230,000 shares (in the ISO plan) at $7.65 per share, vesting over three years (1/3 on the first anniversary of employment and monthly thereafter)

[bullet] an option to purchase 150,000 shares (outside of the ISO plan) at $9 a share, such option available only if and when the stock reaches $20 per share for 20-consecutive trading days or after three years from the date of employment. In addition, an option to purchase 50,000 shares at $9 when the stock reaches $30 per share for 20-consecutive trading days or after three years from the date of employment.

     Both options are subject to a two-year lockup from the day of employment by Barington Capital and will vest immediately upon the sale of the company. Pari passu registration rights to Thinking Technologies, L.P. and John Hiles combined will be offered subject to underwriter cutbacks in the event of a secondary offer.

         All options not exercised expire upon termination of employment.

[bullet] a severance package of 6-month's salary and insurance coverage in the event that you get dismissed from your position for any reason other then cause. You will have 30 days to exercise any vested options at the time of termination.

     If this offer is acceptable to you, please sign below. Formal documentation will follow.

     I am extremely positive about your involvement with Thinking Tools. I look forward to working with you and John as partners in building a long-term successful enterprise.

Your truly,


/s/ Fred Knoll
Fred Knoll

cc: John Hiles
    Carl Kleidman
    Susan Zelezny
    Tom Kelley

ACCEPTED AND AGREED TO:

by: /s/ Phillip F. Whalen, Jr.
    Phillip F. Whalen, Jr.
    November 14, 1996